Exhibit 99.03

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FIRST QUARTER NET LOSS OF $1,660.3 MILLION First Quarter Net Loss Per Share of $11.69 Reflects Mortgage-related Losses

NEW YORK, April 23, 2008—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced a first quarter 2008 net loss of $1,660.3 million, or a net loss of $11.69 on a per share basis. This compares to first quarter 2007 net income of $213.3 million, or net income per diluted share of $2.02. The decrease is primarily due to non-cash, mark-to-market losses on credit derivative exposures amounting to $1,725.2 million in the first quarter 2008 driven by the continued disruption in the global credit markets impacting the fair value of Ambac’s derivatives exposures during the quarter. The decrease was also caused in part by the current quarter’s loss provision on Ambac’s financial guarantee direct exposures to mortgage-related securities which amounted to $1,042.8 million, as well as by other than temporary impairment charges on certain investment securities within the financial services investment portfolio. Table I summarizes the pre-tax charges recorded during the first quarter 2008 related to direct and indirect exposure to residential mortgage securities.

Table I

Pre-tax $-millions	First Quarter 2008
	Financial Guarantee Segment	Financial Services Segment	Total
Mark-to-market – CDOs of ABS(a)	$1,725.2	$—	$1,725.2
Loss provision related to RMBS	1,045.8	—	1,045.8
Other than temporary impairment loss in investment portfolio	—	95.4	95.4
Mark-to-market – liquidity portfolio	—	82.2	82.2
Interest rate swap basis risk losses	—	73.7	73.7
Mark-to-market – total return swap portfolio	—	40.9	40.9

Total	$2,771.0	$292.2	$3,063.2

(a)	Amount includes $940.4 million, pre-tax, of estimated credit impairment. This amount is included in Operating Earnings/Losses in Table II, below.

Ambac First Quarter 2008 Earnings/2

Mark-to-Market Loss

The $1,725.2 million first quarter 2008 mark-to-market loss on credit derivative exposures includes estimated credit impairment of $940.4 million related to certain collateralized debt obligations of asset-backed securities backed primarily by residential mortgage-backed securities (RMBS). An estimate for credit impairment has been established because it is management’s expectation that Ambac will have to make claim payments on these exposures in the future. As further described below, earnings measures reported by research analysts are on an operating basis and exclude the net income impact of mark-to-market gains and losses on credit derivative contracts internally rated investment grade, as well as certain other items. Operating earnings2 in the first quarter 2008 includes the impact of the estimated $940.4 million credit impairment.

Net Income/(Loss) Per Share

Net loss per share and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides additional information.

Earnings measures reported by research analysts exclude the net income/(loss) impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts internally rated investment grade (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the first quarter 2008, net security losses had the effect of decreasing net income by $675.5 million, or $4.76 on a per share basis. Table II provides first quarter comparisons of earnings for 2008 and 2007.

Table II

Earnings Per Diluted Share

	First Quarter
	2008	2007	% Change
Net (loss) per share / income per diluted share	$(11.69)	$2.02	n.m.
Effect of net security losses/(gains)	8.39	(0.02)
Less impairment losses	(3.63)	(0.00)

Operating (loss) / earnings (a)(b)	$(6.93)	$2.00	n.m.
Effect of Accelerated earnings	(0.15)	(0.24)

Core (loss) / earnings(b)	$(7.08)	$1.76	n.m.

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2, below.
n.m.	Not meaningful

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Ambac First Quarter 2008 Earnings/3

Commenting on the financial results, Mr. Callen, noted, “The housing market crisis continues to disrupt the global credit markets and our credit derivatives and direct mortgage portfolios were severely impacted once again. While we realize that these are disappointing credit results, we continue to believe that the capital raise and strategic business actions taken during the quarter will enable us to get beyond this credit market. The capital that we raised during the quarter in the midst of a very difficult market plus capital generated from the reduction in net par exposure helped bring our claims-paying resources to approximately $16.0 billion as of March 31, 2008. We currently exceed S&P’s AAA target level of capital by a comfortable margin and we expect to meet our goal of exceeding Moody’s Aaa target level of capital in the second quarter. Importantly, we generated positive operating cash flow during the quarter.” Mr. Callen continued, “Our team of professionals is working hard on restoring market faith in the Ambac brand and we have recently started to see some business come our way in the municipal markets. We feel strongly that our highly qualified professionals worldwide, our significant size and scale, and our expertise in select market sectors will result in new business opportunities.”

Revenues

Highlights

•	Credit enhancement production(1) in the first quarter of 2008 was $40.5 million, down from production of $310.1 million reported in the first quarter of 2007.

Table III provides the quarterly comparisons of credit enhancement production by market segment for 2008 and 2007.

Table III

Credit Enhancement Production(1)

$-millions	First Quarter
	2008	2007	% Change
Public Finance	$5.5	$114.6	- 95%
Structured Finance	29.4	135.4	- 78%
International	5.6	60.1	- 91%

Total	$40.5	$310.1	- 87%

As previously reported, Ambac has written very little business since late 2007 as fixed income investors awaited the results of rating agency reviews and resultant actions. In the U.S. municipal market issuance was down 22% quarter on quarter. Market penetration declined from approximately 52% a year ago to approximately 27% in the current quarter. Subsequent to Ambac’s successful $1.5 billion capital raise in early March, Ambac’s ratings remain on “negative outlook” and issuers seeking insurance have thus far opted to insure with competitors with stable triple-A ratings. During the first quarter 2008, Ambac announced that it had suspended underwriting all structured finance business for six months in order to accumulate

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Ambac First Quarter 2008 Earnings/4

capital. Global infrastructure, private finance initiative transactions and privatization transactions which finance essential infrastructure are not considered structured finance and are therefore not subject to the six month suspension of underwriting. Also, in the student loan sector, transactions issued by state and local government agencies and nonprofit issuers are not subject to the six month suspension of underwriting. The structured finance business written during the quarter relates to transactions that closed and transactions to which Ambac had committed prior to the announcement of suspension of underwriting.

•

Net premiums written in the first quarter of 2008 of $135.7 million were 38% lower than net premiums written of $220.4 million in the first quarter of 2007. The decrease is primarily a result of lower gross premiums written, as discussed above, and a higher percentage of ceded premiums written resulting from the reinsurance arrangement with Assured Guaranty Re Ltd. (“AG Re”) transacted in the fourth quarter 2007. Ceded premiums as a percentage of gross premiums written were 14.8% and 11.8% for the first quarter of 2008 and 2007, respectively.

•

Net premiums earned for the first quarter of 2008 were $186.9 million, down 13% from $216.0 million earned in the first quarter of 2007. Normal earned premiums in the first quarter 2008 of $172.9 million were 2% lower than $176.3 million reported in the first quarter 2007, primarily due to the AG Re cede which took place in early December 2007. The AG Re cede reduced normal earned premiums by $6.9 million in the current quarter.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $14.0 million in the first quarter of 2008, down 65% from $39.7 million in accelerated premiums in the first quarter of 2007. During the first quarter 2008 and 2007, approximately 66% and 85%, respectively, of the accelerated premiums related to U.S. public finance transactions. Ambac’s U.S. public finance refundings, measured by par, were down 42% as compared to the overall market decline of approximately 46%.

•

Realized gains and other settlements from credit derivative contracts, during the periods presented represents the normal accretion into income of premiums received for transactions executed in credit derivative format. Such accretion for the first quarter of 2008 amounted to $17.0 million, which represented a 9% increase from the $15.6 million in the first quarter of 2007. The increase was driven by the increased credit derivative business written during the first half of 2007. In previous periods these amounts were referred to as “Other Credit Enhancement Fees” in the Consolidated Statements of Operations. This reclassification is the result of an industry-wide effort, in consultation with the Securities and Exchange Commission, to present the results from credit derivative transactions consistently.

A breakdown of net premiums earned by market sector for 2008 and 2007 are included in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac First Quarter 2008 Earnings/5

Table IV

Net Premiums Earned

$-millions	First Quarter
	2008	2007	% Change
Public Finance	$55.8	$58.3	- 4%
Structured Finance	70.4	71.9	- 2%
International	46.7	46.1	+1%

Total Net Normal Premiums Earned	172.9	176.3	- 2%
Accelerated Premiums	14.0	39.7	- 65%

Total Net Premiums Earned	$186.9	$216.0	- 13%

•

Net investment income excluding net investment income from VIEs for the first quarter of 2008 was $120.0 million, representing an increase of 7% from $112.1 million in the comparable period of 2007. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees. Additionally, the net proceeds from the $1.5 billion capital raise had a minimal effect due to its timing at the end of the quarter. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

•

Financial services revenues. The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($72.9) million in the first quarter of 2008, down from $10.6 million in the first quarter of 2007. The decrease resulted primarily from turmoil in short-term municipal rates and their impact on the interest-rate swap business. In certain interest rate swaps where a municipality is the counterparty, Ambac’s swap subsidiary is required to pay the actual issue-specific variable rate paid by the municipality on its Ambac-wrapped floating-rate debt, in exchange for receiving a fixed rate. These municipal interest rate swaps are hedged against general interest rate fluctuations but are not hedged between taxable index rates (such as LIBOR) and issue-specific rates (this is generally known as “basis risk”). A decline in demand for variable-rate municipal debt has driven issue-specific rate resets to very high levels thereby increasing Ambac’s payment obligations under the interest rate swaps resulting in a ($16.8) million realized loss and a ($56.9) million mark-to-market loss for the quarter on this portfolio.

During the first quarter 2008, Ambac announced that it would discontinue writing new Financial Services business as part of its capital preservation strategy. The interest rate swap and investment agreement businesses will be run off. In the process of doing so, we expect to execute hedging transactions to mitigate risks in the respective books of business. Such hedging transactions may include execution of new investment agreement transactions whereby the proceeds of such new transactions would be invested in assets selected to improve duration matching of the investment agreement business assets and liabilities or to improve the cash flow profile of the portfolio.

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Ambac First Quarter 2008 Earnings/6

Expenses

Highlights

•

Financial guarantee expenses of $1,095.3 million for the first quarter of 2008 increased significantly from $47.8 million of expenses for the first quarter of 2007. Financial guarantee loss and loss expenses were $1,042.8 million in the first quarter of 2008, up from $11.4 million in the first quarter of 2007. See “Loss Reserve Activity,” below, for additional information on losses. Gross underwriting expenses of $38.7 million in the first quarter 2008 are down 21% from $49.2 million in the comparable prior quarter primarily as a result of lower compensation expense, primarily driven by prior year bonus accrual reversal and reduced equity-based compensation costs, and lower premium taxes driven by lower premiums written during the period. These decreases were partially offset by higher consulting and legal expenses related to the credit derivatives portfolio. As a result of the recent decline in underwriting, during the first quarter 2008 Ambac significantly reduced the level of expenses it defers to future periods. As a result, net underwriting expenses are not comparable, period to period.

Loss Reserve Activity

•

Case basis loss reserves (loss reserves for exposures that have defaulted) increased $240.8 million during the first quarter of 2008 from $109.8 million at December 31, 2007 to $350.6 million at March 31, 2008. The increased case reserves relate primarily to second-lien RMBS transactions that are underperforming original expectations. Poor transaction performance accelerated during the quarter, particularly during February and March. Total net claims paid during the quarter amounted to $34.1 million.

•

Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on certain adversely classified insured transactions. The ACR increased by $767.9 million during the quarter, from $363.4 million at December 31, 2007 to $1,131.3 million at March 31, 2008. The increase was driven primarily by unfavorable credit activity within the second lien segment of the RMBS portfolio and to a lesser extent by Alt-A RMBS transactions.

•

Case reserves and ACR for all direct residential mortgage-backed securities exposures amounted to $303.5 million and $1,011.3 million, respectively, at March 31, 2008, which on a combined basis represents 89% of Ambac’s net loss and loss expense reserves.

Other Items

•

Total net securities gains/(losses) for the first quarter of 2008 were ($1,915.5) million, consisting of net realized losses or other than temporary impairments on investment securities of ($147.6) million, net mark-to-market losses on credit and total return derivatives of ($1,766.1) million and net mark-to-market losses on non-trading derivative contracts of ($1.8) million. Included in the net realized losses on investment securities are ($95.4) million of other than temporary impairment losses on five highly-rated mortgage-related securities in the investment agreement portfolio with current par outstanding of approximately $233 million. Additionally, the net realized losses include ($82.2) million of mark-to-market losses on a “liquidity portfolio” within the investment agreement portfolio. That portfolio consists of

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Ambac First Quarter 2008 Earnings/7

highly-rated asset-backed securities which are reported as “available for sale” with mark-to-market losses reported through the Consolidated Statements of Operations in accordance with GAAP. The liquidity portfolio, consisting of securities with par outstanding of approximately $1,267 million, was established to fund potential pay downs and/or collateral needs of the investment agreement business.

During the quarter a net mark-to-market loss amounting to ($1,725.2) million was recorded related to contracts executed in credit default format, primarily in our collateralized debt obligation exposures. The negative mark-to-market continues to be driven by dramatically lower prices in certain structured finance asset classes particularly with respect to CDOs of ABS with subprime RMBS exposure. Pricing declines were observed throughout the quarter but were exceptionally large in March as recent poor transactional performance became public. Prices continue to be driven down by poor collateral performance, rating agency downgrades and uncertainty regarding the ultimate outcome of subprime and other residential mortgage-backed securities losses.

In the first quarter of 2007, net securities gains/(losses) were $3.7 million, consisting of net realized gains on investment securities of $6.6 million, net mark-to-market losses on credit and total return derivatives of ($1.9) million and net mark-to-market losses on non-trading derivative contracts of ($1.0) million.

Balance Sheet

Highlights

•

Total assets as of March 31, 2008 were $24.93 billion, up 6% from total assets of $23.57 billion at December 31, 2007. The increase was primarily driven by cash generated from the capital raise in March and from an increase in the deferred tax asset, partially offset by the increase in net unrealized losses in the investment portfolio. The increased net unrealized losses are primarily due to credit spread widening in highly rated asset-backed securities within the investment agreement investment portfolio.

•

As of March 31, 2008, stockholders’ equity was $1.30 billion, a 43% decrease from year-end 2007 stockholders’ equity of $2.28 billion. The decrease was primarily the result of the net loss reported for the period and the increase in net unrealized losses within the investment agreement investment portfolio as described above, partially offset by the capital raise in March 2008.

Annual Meeting of Stockholders

The Board of Directors set the 2008 Annual Meeting of Stockholders for Tuesday, June 3, 2008, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting was the close of business, April 7, 2008.

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Ambac First Quarter 2008 Earnings/8

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide credit markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) changes in our business plan, including changes resulting from our decision to discontinue writing new business in the financial services area, to significantly reduce new underwriting of structured finance business and to discontinue all new underwritings of structured finance business for six months; (7) the policies and actions of the United States and other governments; (8) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (9) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (10) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (11) inadequacy of reserves established for losses and loss expenses; (12) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (13) credit risk throughout our business, including large single exposures to reinsurers; (14) market spreads and pricing on insured collateralized debt obligations (“CDOs”) and other derivative products insured or issued by Ambac; (15) credit risk related to residential mortgage securities and CDOs; (16) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (17) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, or FAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (19) operational risks, including with respect to internal processes, risk models, systems and employees; (20) the risk of decline in market position; (21) the risk that market risks impact assets in our investment portfolio; (22) the risk of credit and liquidity risk due to unscheduled and unanticipated withdrawals on investment agreements; (23) changes in prepayment speeds on insured asset-backed securities; (24) factors that may influence the amount of installment premiums paid to Ambac; (25) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (26) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions, including the transactions contemplated hereby; (27) the risk that Ambac’s holding company structure and certain regulatory and other constraints, including adverse business performance, affect Ambac’s ability to pay dividends and make other payments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could

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Ambac First Quarter 2008 Earnings/9

have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) other factors discussed under “Risk Factors” in this prospectus supplement, described in the Risk Factors section in Part I, 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (30) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

Ambac may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information is valuable to investors in gauging the quality of Ambac’s financial performance and identifying trends.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has earned triple-A ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services; and a double-A rating from Fitch, Inc. Moody’s, Standard & Poor’s and Fitch all maintain a “negative outlook”. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Credit enhancement production, a non-GAAP measure, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 5.2% and 5.4% during the first quarter of 2008 and 2007, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production (or similar terms) used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

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Ambac First Quarter 2008 Earnings/10

$-millions	First Quarter
	2008	2007
Credit enhancement production	$40	$310
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(33)	(198)

Gross up-front premiums written	7	112
Gross installment premiums written on insurance policies	152	138

Gross premiums written	$159	$250

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts for investment grade rated exposures, and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

Contact Information:
Investor/Media Contact: Vandana Sharma
(212) 208-3333 vsharma@ambac.com

Fixed Income Contact: Peter Poillon
(212) 208-3222 ppoillon@ambac.com

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months Ended March 31, 2008 and 2007

(Dollars in Thousands Except Share Data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Financial Guarantee:
Gross premiums written	$159,207	$249,912
Ceded premiums written	(23,534)	(29,484)

Net premiums written	$135,673	$220,428

Net premiums earned	$186,866	$216,006
Net investment income	123,645	112,064
Net realized investment gains	22,212	440
Change in fair value of credit derivatives:
Realized gains and other settlements	16,973	15,553
Unrealized losses	(1,725,172)	(5,124)

Net change in fair value of credit derivatives	(1,708,199)	10,429
Other income	8,457	2,856
Financial Services:
Investment income	84,926	105,970
Derivative products	(68,820)	3,606
Net realized investment (losses) gains	(169,792)	6,161
Net mark-to-market (losses) gains on total return swap contracts	(40,928)	3,215
Net mark-to-market losses on non-trading derivatives	(1,833)	(499)
Corporate:
Net investment income	827	1,581

Total revenues	(1,562,639)	461,829

Expenses:
Financial Guarantee:
Loss and loss expenses	1,042,761	11,422
Underwriting and operating expenses	48,982	36,376
Interest expense on variable interest entity notes	3,557	—
Financial Services:
Interest on investment and payment agreements	89,003	98,958
Operating expenses	3,389	3,288
Interest	24,377	19,289
Corporate	16,076	3,256

Total expenses	1,228,145	172,589

(Loss) income before income taxes	(2,790,784)	289,240
Provision for income taxes	(1,130,441)	75,897

Net (loss) income	$(1,660,343)	$213,343

Net (loss) income per share	$(11.69)	$2.04

Net (loss) income per diluted share	$(11.69)	$2.02

Weighted average number of common shares outstanding:
Basic	142,032,462	104,643,529

Diluted	142,032,462	105,600,555

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

(Dollars in Thousands Except Share Data)

	March 31, 2008	December 31, 2007
	unaudited
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $17,367,835 in 2008 and $17,225,611 in 2007)	$16,507,745	$17,127,485
Fixed income securities pledged as collateral, at fair value (amortized cost of $0 in 2008 and $345,140 in 2007)	—	374,840
Short-term investments (amortized cost of $1,552,893 and $879,039 in 2007)	1,552,893	879,067
Other (cost of $13,573 in 2008 and $13,571 in 2007)	13,824	14,278

Total investments	18,074,462	18,395,670

Cash	99,229	123,933
Receivable for securities sold	20,111	11,068
Investment income due and accrued	145,969	202,737
Reinsurance recoverable on paid and unpaid losses	32,810	11,862
Prepaid reinsurance	475,705	489,028
Deferred taxes	3,571,193	2,116,380
Deferred acquisition costs	239,799	255,639
Loans	830,063	867,676
Derivative assets	1,265,156	990,534
Other assets	175,562	100,484

Total assets	$24,930,059	$23,565,011

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$3,059,295	$3,123,860
Loss and loss expense reserve	1,512,319	484,276
Ceded reinsurance balances payable	16,205	32,435
Obligations under investment and payment agreements	7,709,892	8,570,902
Obligations under investment repurchase agreements	135,273	135,524
Securities sold under agreement to repurchase	—	100,000
Current income taxes	174,044	97,826
Long-term debt	1,891,183	1,669,945
Accrued interest payable	67,686	113,443
Derivative liabilities	8,744,697	6,685,528
Other liabilities	231,105	270,734
Payable for securities purchased	91,825	645

Total liabilities	23,633,524	21,285,118

Stockholders’ equity:
Preferred stock	—	—
Common stock	2,944	1,092
Additional paid-in capital	2,024,504	839,952
Accumulated other comprehensive loss	(554,578)	(22,138)
Retained earnings	460,598	2,107,773
Common stock held in treasury at cost	(636,933)	(646,786)

Total stockholders’ equity	1,296,535	2,279,893

Total liabilities and stockholders’ equity	$24,930,059	$23,565,011

Number of shares outstanding (net of treasury shares)	286,829,167	101,550,023

Book value per share	$4.52	$22.45

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

March 31, 2008 and December 31, 2007

(Dollars in Millions)

The following table sets forth Ambac Assurance's consolidated capitalization as of March 31, 2008 and December 31, 2007, respectively, on the basis of accounting principles generally accepted in the United States of America.

	March 31, 2008	December 31, 2007
	(unaudited)
Long-term debt (1)	$0	$0

Stockholder's equity:
Common stock	82	82
Additional paid-in capital	2,862	1,551
Accumulated other comprehensive income	125	154
Retained earnings	256	1,922

Total stockholder's equity	$3,325	$3,709

(1)

Long-term debt excludes the $273 and $281 of variable interest notes consolidated under the provisions of FIN 46R “Consolidation of Variable Interest Entities” at March 31, 2008 and December 31, 2007, respectively.